Exhibit 4.4

EXECUTION VERSION

SUPPLEMENTAL INDENTURE NO. 3

SUPPLEMENTAL INDENTURE NO. 3 (this “Supplemental Indenture”), dated as of December 14, 2017, among RACKSPACE HOSTING, INC., a Delaware corporation (the “Issuer”), DRAKE MERGER SUB II, LLC, a Delaware limited liability company, DATAPIPE HOLDING COMPANY, INC., a Delaware corporation, DATAPIPE, INC., a Delaware corporation, DATAPIPE GOVERNMENT SOLUTIONS, INC., a Delaware corporation, DUALSPARK PARTNERS LLC, a California limited liability company, and GOGRID, LLC, a Delaware limited liability company (collectively, the “New Subsidiary Guarantors”), each a subsidiary of the Issuer, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuer, certain Subsidiary Guarantors and the Trustee have heretofore executed an indenture, dated as of November 3, 2016 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuer’s 8.625% Senior Notes due 2024 (the “Notes”), initially in the aggregate principal amount of $1,200,000,000;

WHEREAS Sections 4.11 and 12.07 of the Indenture provide that under certain circumstances the Issuer is required to cause the New Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantors shall unconditionally guarantee all the Issuer’s Obligations under the Notes and the Indenture pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantors, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.     Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.     Agreement to Guarantee. The New Subsidiary Guarantors hereby agree, jointly and severally with all existing Subsidiary Guarantors (if any), to unconditionally guarantee the Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

3. Notices. All notices or other communications to the New Subsidiary Guarantors shall be given as provided in Section 13.02 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture, or for the recitals contained herein.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

RACKSPACE HOSTING, INC.

By:	/s/ Louis Alterman
Name: Louis Alterman
Title: Chief Financial Officer, Executive Vice President and Treasurer

[Signature Page to Supplemental Indenture No. 3]

DRAKE MERGER SUB II, LLC, AS A SUBSIDIARY GUARANTOR

By:	/s/ Christopher Rosas
Name: Christopher Rosas
Title: Assistant Treasurer

DATAPIPE HOLDING COMPANY, INC. DATAPIPE, INC. DATAPIPE GOVERNMENT SOLUTIONS, INC. DUALSPARK PARTNERS LLC GOGRID, LLC, each as a Subsidiary Guarantor

By:	/s/ Christopher Rosas
Name: Christopher Rosas
Title: Treasurer and Secretary

[Signature Page to Supplemental Indenture No. 3]

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ Raymond Delli Colli
Name: Raymond Delli Colli
Title: Vice President

[Signature Page to Supplemental Indenture No. 3]